U.S. SECURITIES AND EXCHANGE COMMISSION
                     Washington D.C.  20549

                             FORM 4

           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

              Filed pursuant to Section 16(a) of the
                 Securities Exchange Act of 1934,
                       Section 17(a) of the
            Public Utility Holding Company Act of 1935
      or Section 30(h) of the Investment Company Act of 1940

[   ]  Check this box if no longer subject to Section 16.
       Form 4 or Form 5 obligations may continue.  See
       Instruction 1(b).

1. Name and Address of Reporting Person (If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).

     Sara A. Sargent
     315 Graystone Lane
     Johnstown, PA 15905-5710

2.   Issuer Name and Ticker or Trading Symbol

     AmeriServ Financial, Inc.	ASRV

3.   I.R.S. Identification Number of Reporting Person, if an
     Entity (Voluntary)

     _____________________

4.   Statement for Month/Day/Year

     2/20/03

5.   If Amendment, Date of Original (Month/Day/Year)

     ____/____/____

6. Relationship of Reporting Person to Issuer (Check all applicable)

     [ X }  Director               [   ]  10% Owner
     [   ]  Officer                [___]  Other
            (give title below)            (specify below)
            _________________________________________________

7.   Individual or Joint/Group Filing
     (Check applicable line)

     [ X ]  Form filed by One Reporting Person
     [   ]  Form File by More than One Reporting Person



          Table I - Non-Derivative Securities Acquired,
                Disposed of, or Beneficially Owned

REMINDER:  Report on a separate page for each class of
           securities beneficially owned directly or indirectly

1.   Title of Security
     (Instr. 3)

     Common Stock

2.   Transaction Date (Month/Day/Year)

     2/20/03

2A.  Deemed Execution Date, if any (Month/Day/Year)



3.   Transaction Code
     (Instr. 8)

     Code __P___          V _____

4.   Securities Acquired (A) or Disposed of (D)
     (Instr. 3, 4 and 5)

     Amount 2,545

     (A) __A___ or (D) _____

     Price $3.69

5.   Amount of Securities Beneficially Owned Following Reported
     Transaction(s)
     (Instr. 3 and 4)

     104,805.1043

6.   Ownership Form:  Direct (D) or Indirect (I)
     (Instr 4)

     (D) __D___

     (I) _____

7.   Nature of Indirect Beneficial Ownership
     (Instr. 4)

     _____________________


          Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.



                 Table II - Derivative Securities
           Acquired, Disposed of, or Beneficially Owned
  (e.g., puts, calls, warrants, options, convertible securities)

REMINDER:  Report on a separate page for each class of
           securities beneficially owned directly or indirectly

1.   Title of Derivative Security
     (Instr. 3)

     ____________________________

2.   Conversion or Exercise Price of Derivative Security

     ______________

3.   Transaction Date (Month/Day/Year)

     ____/____/____

3A.  Deemed Execution Date, if any (Monty/Day/Year)

     ____/____/____

4.   Transaction Code
     (Instr. 8)

     Code _______     V _______

5.   Number of Derivative Securities Acquired (A) or
     Disposed of (D)
     (Instr. 3, 4, and 5)

     (A) _______
     (D) _______

6.   Date Exercisable and Expiration Date (Month/Day/Year)

     Date Exercisable ____/____/____
     Expiration Date  ____/____/____

7.   Title and Amount of Underlying Securities
     (Instr. 3 and 4)

     Title:  ___________________________________

     Amount or Number of Shares:  ______________

8.   Price of Derivative Security
     (Instr. 5)

     ______________

9.   Number of Derivative Securities Beneficially Owned
     Following Reported Transaction(s)
     (Instr. 4)

     ______________

10.  Ownership Form of Derivative Security:  Direct (D) or
     Indirect (I)
     (Instr. 4)

     Direct (D) _______
     Indirect (I) _______

11.  Nature of Indirect Beneficial Ownership
     (Instr. 4)

     _____________________


Explanation of Responses:

(1) Recap:	Form 4 filed 2/13/03 	102,260.1043 shares
					      + 2,545      shares Transaction reported
								        above
						104,805.1043 shares


/s/ Betty L. Jakell_______________________     ___2/21/03_________
**Signature of Reporting Person                 Date
Attorney-in-Fact for Sara A. Sargent

**   Intentional misstatements or omissions of facts constitute
     Federal Criminal Violations.  See 18 U.S.C. 1001 and
     15 U.S.C. 78ff(a).

NOTE: File three copies of this Form, one of which must be manually signed. If space is insufficient, see
       Instruction 6 for procedure.


Potential Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid
OMB control number.